[*] The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

EXHIBIT 10.35

GEMSTAR SECURITIES LITIGATION

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (“MOU”) contains all of the material terms of the settlement (the “Settlement”) agreed to between defendant Gemstar-TV Guide International, Inc. (“Gemstar”) and Lead Plaintiffs Teachers’ Retirement System of Louisiana and the General Retirement System of Detroit on behalf of themselves and members of the putative class (the “Class”) in In re Gemstar-TV Guide International Inc. Securities Litigation, Master File No. 02-2775-MRP (the “Action”).

1.	Settlement Amount: The Settlement Amount is $67.5 million (“Settlement Amount”) consisting of the following:

(a) $42.5 million in cash paid by Gemstar as follows:

(i) Settlement Cash: Within thirty (30) days from the signing of the MOU, Gemstar shall pay $27.5 million in cash into an interest bearing escrow account (the “Escrow Account”) to be administered by an independent escrow agent designated and jointly controlled by counsel for Gemstar and counsel for Lead Plaintiffs (“Lead Counsel”) until final approval of the Settlement. Immediately following final approval of the Settlement, counsel for Gemstar shall relinquish all control over the Escrow Account, and Lead Counsel shall retain sole control over the escrow account.

(ii) SEC Cash: Within thirty (30) days from the signing of the MOU, Gemstar shall pay into a segregated bank account (the “SEC Account”), $15 million in cash, or such lesser amount as may be agreed between Gemstar and the staff of the Securities and Exchange Commission (“SEC”), to be distributed entirely (less administration expenses) to the Class as defined in the Stipulation of Settlement. If, prior to the filing of a motion for preliminary approval of the Settlement, the SEC has not approved (a) a settlement between the SEC and Gemstar pursuant to which Gemstar will be required to pay up to $15 million; and (b) distribution of the the amount deposited into the SEC Account in its entirety (less administration expenses) to the Class, then Gemstar shall have the option, in its sole discretion, either (c) to terminate the Settlement; or (d) to affirm the Settlement, and transfer all of the funds from the SEC Account into the Escrow Account.

(iii) Make-Up Payment: To the extent Gemstar’s payment into the SEC Account is less than $15 million, Gemstar shall pay such differential (the “Make-Up Payment”) in cash into the Escrow Account. In the event Gemstar and the SEC do not reach a settlement and Gemstar elects to affirm this Settlement and pay $15 million into the Escrow Account (pursuant to Paragraphs 1(a)(ii) and 1(a)(iii)), that entire $15 million shall be deemed a “Make-Up Payment” for purposes of Paragraph 2(b)(3).

2.	Assignment of Claims Against KPMG: Gemstar shall assign to the Class all claims Gemstar may have against KPMG LLP (“KPMG”) in connection with any professional services rendered by KPMG to Gemstar relating to transactions the accounting for which was subsequently restated (the “Assigned Claims”). The Class has direct claims against KPMG under the federal securities laws (the “Class Claims”) which are separate and distinct from the Assigned Claims.

(a) Allocation of Aggregate Recovery: The Assigned Claims will be prosecuted or pursued by Lead Counsel consistent with their duties to the Class under FRCP Rule 23. If the Class Claims and the Assigned Claims are resolved jointly (e.g., by means of a joint settlement of all claims against KPMG being asserted by the Class), the parties agree to allocate the total consideration received by the Class as follows: 60% to the Class Claims; and 40% to the Assigned Claims. Lead Counsel, or such other counsel as may be directing settlement negotiations with KPMG on behalf of the Class, shall advise and consult with Gemstar regarding any such potential settlement.

(b) Allocation of Net Recovery on Assigned Claims: The Net Recovery (as defined below) on the Assigned Claims shall be shared between the Class and Gemstar as follows:

(1) “Net Recovery” means the total allocated recovery on the Assigned Claims, less 25% of such amount to cover attorneys’ fees and costs, less any amount awarded against Gemstar on (or related to) such claims;

(2) the Class shall retain the first $10 million of the Net Recovery;

(3) Gemstar shall, as soon as practical following court approval of any settlement involving the Assigned Claims, receive the next dollars of the Net Recovery, if any, equal to the Make-Up Payment described in Paragraph 1(a)(iii); and 50% of the Net Recovery thereafter.

3.	Releases: The Stipulation of Settlement will release all claims which were asserted or which could have been asserted in the Action against Gemstar and/or any of its current or former officers, directors, agents, employees, etc. except Henry C. Yuen, Elsie Ma Leung and KPMG. Gemstar understands that this settlement does not include any claims against Yuen, Leung or KPMG, and that the Class will continue to prosecute its claims in the Action against Yuen and Leung. The release will be in a form reasonably acceptable to both Gemstar and Lead Plaintiffs.

4.	Cooperation: [*]

5.	[*]: Gemstar agrees to cooperate in good faith with Lead Plaintiffs in implementing and/or formalizing [*].

6.	Right to Terminate: Gemstar shall have the option to terminate the Settlement in the event that holders of an aggregate number of shares of Gemstar common stock purchased or otherwise acquired during the Class Period (and retained throughout the Class Period) who timely and validly request exclusion equals or exceeds 7,752,693 shares, i.e. five percent (5%) of the total number of shares purchased or otherwise acquired during the Class Period and retained throughout the Class Period (155,053,856 shares retained). If the State of New Jersey (“NJ”) and/or Silvertree Capital LLC (“Silvertree”) request exclusion from the Settlement Class, any shares retained by these entities will not be counted toward Gemstar’s termination option. This termination option must be exercised by Gemstar no later than fourteen days before the hearing at which Lead Plaintiffs and Gemstar will seek final approval of this Settlement.

7.	Reserve For Individual Actions: [*]

8.	Payment of Settlement Administration, Notice and Taxes: The reasonable and necessary costs of administration, notice and taxes shall be paid out of the Escrow Account. In the event that all conditions of the Stipulation of Settlement are not satisfied or the Settlement is terminated, with the exception of the costs incurred for administration, notice and taxes, the balance shall revert to Gemstar.

9.	Not A Claims-Made Settlement: This is not a claims-made settlement and, if all conditions under the Stipulation of Settlement are satisfied and the Settlement receives final court approval, no consideration will be returned to Gemstar.

10.	Payment of Attorney Fees And Costs: Attorneys’ fees and costs awarded to Lead counsel shall, with court approval, be paid to Lead Counsel immediately upon award, notwithstanding the existence of any timely filed objections thereto, or potential for appeal therefrom, or collateral attack on the Settlement, subject to the obligation of Lead Counsel to make appropriate refunds or repayments to the Settlement Stock and Settlement Cash, if and when, as a result of any appeal and/or further proceedings on remand, or successful collateral attack, the fee or cost award is reduced or reversed.

[*]	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

11.	No Admission of Liability: The Settlement, and the provisions contained in this MOU, shall not be deemed or offered or received in evidence as a presumption, a concession, or an admission of any fault, liability or wrongdoing, and, except as required to enforce the Settlement, they shall not be offered or received in evidence or otherwise used by any person in these or any other actions or proceedings, whether civil, criminal, or administrative.

12.	Cooperation on Approval of Settlement: The terms of the Settlement are final and conclusive subject to defeasance only if the Court fails to grant final approval thereof. The parties agree that the Settlement is not conditioned on the settlement of any other pending litigation against Gemstar. The parties agree that they will cooperate to expeditiously prepare and execute a definitive Stipulation of Settlement and jointly seek preliminary and final Court approval of the Settlement. In the event of disputes regarding the drafting of a Stipulation of Settlement (and related documents), the parties agree to submit such disputes to Charles Bakaly, Jr. for prompt mediation and, if no agreement can be reached, a binding determination. The parties acknowledge that Mr. Bakaly has received confidential information from them (and various other parties) to date, and make this designation notwithstanding that fact.

13.	Withdrawal of Pending Motion. Upon execution of this MOU, Gemstar agrees to apply to the Court for leave to withdraw its pending Motion to Dismiss or Strike Portions of the Second Amended Complaint, without prejudice to its being refiled (or a new motion to dismiss or strike filed) in the event the Settlement is terminated or not approved.

14.	Board Approval of Settlement: The Settlement, and the terms of this MOU, are subject to approval of the Boards of Lead Plaintiffs. Lead Counsel shall advise counsel for Gemstar in writing by no later than February 11, 2004 by 5:00 p.m. (PST) of the formal approval of the Settlement by Lead Plaintiffs’ Boards.

AGREED AND APPROVED:

Dated: February 9, 2004	BERNSTEIN LITOWITZ BERGER & GROSSMANN LLP

/S/ Alan Schulman
ALAN SCHULMAN

Attorney for Lead Plaintiffs Louisiana School Employees’ Retirement System and the General Retirement System of Detroit

Dated: February 9, 2004	MUNGER, TOLLES & OLSON LLP

/S/ Lawrence Barth
LAWRENCE C. BARTH

Attorneys for Defendant Gemstar-TV Guide International, Inc.

EXHIBIT A

A. Two Distributions. The parties contemplate that there will be two dates of distribution of the Settlement Stock (“Distribution Dates”): (i) the date of distribution of a portion of the Settlement Stock to Lead Counsel upon the Court’s final Approval of the Settlement; and (ii) the date of distribution of the balance of the Settlement Stock to class members in accordance with the claims administration process set forth and agreed to in the Stipulation of Settlement.

B. Stock Trading Price Guarantee.

1. “Stock Trading Price.” As used herein, Stock Trading Price means the dollar weighted average trading price per share for all round lot transactions in the stock on the Nasdaq National Market for the twenty (20) trading days ending on a pricing date (the “Pricing Date”), which shall be as close in time as is practical prior to a Distribution Date.

2. If the Stock Trading Price is less than $6.09 per share at a given Pricing Date, then Gemstar shall pay to the recipients of that distribution (i.e., class members or Lead Counsel as appropriate), on the applicable Distribution Date, an additional number of shares (the “Additional Shares”) equal to the result of the following formula (the “Stock Price Guarantee Differential”)

(Shares x $6.09) – (Shares x Stock Trading Price)
Stock Trading Price

For example, if the Stock Trading Price on the initial Pricing Date is $5.25 per share, Gemstar shall issue, in addition to a hypothetical 708,333 shares, the following number of shares:

(708,333 x $6.09) – (708,333 x $5.25)	=	594,999.72	=	113,333 additional shares
$5.25		$5.25

3. Gemstar, in its sole discretion, may elect to pay the applicable Stock Price Guarantee Differential to the recipients of that distribution in additional cash, additional common stock, or a combination of additional cash and additional common stock. In the event that Gemstar elects to satisfy all, or a portion, of the Stock Price Guarantee with cash, the cash portion shall be equal the Stock Trading Price multiplied by the number of Additional Shares that Gemstar has elected not to issue in the form of common stock.

C. Stock Splits, Stock Dividends and Reverse Stock Splits. The share price and the total number of shares to be distributed on each distribution date will be adjusted to reflect any changes due to stock splits, stock dividends, reverse stock splits, or any conversions of stock resulting from a merger or acquisition that occur from the date of the MOU until the time of the applicable distribution.

D. Costs. All costs, including those of Gemstar’s transfer agent, incurred in issuing Settlement Stock to the Claims Administrator shall be borne by Gemstar.

E. Rights With Respect To The Settlement Stock: In order that the Settlement may be distributed to and be fully and freely traded by the recipients without any restrictions, ten (10) days before the hearing date for final approval of the Settlement, Gemstar shall provide Plaintiffs’ Lead Counsel with the written opinion of outside counsel substantially to the effect: (a) that if the Settlement Stock will be issued pursuant to a registration statement, the registration statement complies as to matters of form with the registration requirements of Section 5 of the Securities Act of 1933 or, if the Settlement Stock will be issued in reliance upon an exemption therefrom, that an exemption is available; (b) that the Settlement Stock is fully tradable without any restriction after distribution

F. Distribution. On the appropriate date, the Claims Administrator shall inform Gemstar’s counsel that claims processing has been completed and that all or a portion of the Settlement Stock shall be distributed to the Class. The Claims Administrator also shall provide Gemstar’s transfer agent with a list (in the form required by the transfer agent) identifying each Class Member who is entitled to receive stock and the number of shares of Settlement Stock to be issued to each such person. Gemstar shall direct its stock transfer agent to issue and distribute the Settlement Stock within fifteen (15) business days of receipt of the list of the persons and the amounts shown on said list.

G. Right to Substitute Cash. At its sole discretion, but not later than ten (10) business days before the final approval hearing, Gemstar shall have the option, by giving written notice to Lead Counsel, to substitute cash for up to 2,052,545 shares of Settlement Stock by paying $6.09 per share (up to $12,500,000 in the aggregate) into the Escrow Account on or before the date of the final approval hearing.

H. Limitation on Number of Shares. In no event shall the aggregate number of shares issuable hereunder exceed 19.9% of the total number of outstanding shares of Gemstar common stock on the date hereof. In the event that this limitation would result in a reduction of the aggregate value of the settlement proceeds distributable on any distribution date, Gemstar shall be obligated to provide an additional amount of cash to make up the difference.